Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela M. Murphy

Vice President, Investor Relations & Corporate Communications

(302) 498-6944

Incyte Reports Progress in Multiple Clinical Programs

Announces Third Quarter Financial Results

Conference Call Scheduled for Thursday, November 6, at 8:30 a.m. ET

WILMINGTON, DE—November 6, 2008—Incyte Corporation (Nasdaq:INCY) today announced its third quarter 2008 financial results and reported continued progress in multiple clinical programs.

Paul Friedman, M.D., President and CEO of Incyte, stated, “Recently presented clinical data for our lead JAK inhibitor, INCB18424, continue to support its broad therapeutic potential as a treatment for myelofibrosis, rheumatoid arthritis and psoriasis.   With additional Phase II trial results expected in 2009 from several other clinical programs, including 11beta-HSD1 and HM74A and the potential start of our registration trials in myelofibrosis patients, we’re confident we can continue to strengthen the pipeline and create sustainable value.”

Below is a summary of recent achievements and clinical activities:

Janus Kinase (JAK) Inhibitor Program

INCB18424: Myelofibrosis (MF), a life-threatening myeloproliferative disease

•                  On September 5, the U.S. Food and Drug Administration (FDA) granted orphan drug designation for INCB18424 for the treatment of patients with myelofibrosis.

•                  On September 11, the Committee for Orphan Medicinal Products adopted a positive opinion for INCB18424 for the treatment of chronic idiopathic myelofibrosis.

•                  We continued to enroll MF patients in a Phase II trial to confirm an optimal dosing regimen and to select, in addition to spleen reduction, a co-primary endpoint for registration trials.  Currently, over 135 MF patients have been enrolled in the trial.

•                  Results from the ongoing Phase II trial were presented at the European Society of Hematology meeting in Athens, Greece demonstrating that INCB18424 provided:

•                  unprecedented reductions in splenomegaly which affects the majority of MF patients; and

•                  clinically meaningful improvements in the constitutional symptoms of MF, including reductions in fatigue, night sweats, pruritus, abdominal discomfort, poor appetite and cachexia.

•                  Reversible thrombocytopenia seen in this trial has been effectively managed by dose reduction and/or interruption of therapy.

INCB18424: Additional Myeloproliferative Diseases: Polycythemia Vera (PV) and Essential Thrombocythemia (ET)

•                  Ongoing enrollment and site initiation of an open-label multiple-dose Phase II trial to determine the safety and efficacy of INCB18424 in patients with advanced PV and ET.  This trial includes clinical sites in the U.S. and Europe and is expected to enroll over 100 patients.  We plan to present top-line results from this trial in mid-2009.

INCB18424: Rheumatoid Arthritis (RA)

•                  Full results from a 28-day Phase IIa trial were presented at the 2008 American College of Rheumatology Annual Scientific Meeting in October.

•                  Results from the 50-patient placebo-controlled trial demonstrated that three of the four doses of INCB18424 evaluated (15 mg BID, 25 mg BID and 50 mg QD) produced impressive clinical benefits and all of the doses were well tolerated.

•                  ACR20/50/70/90 response rates ranged from 50% to 83%, 40% to 50%, 25% to 30%, 10% to 17% respectively, and were achieved in one month, with responses seen as early as one week.

•                  Although there have been no head-to-head comparator trials, ACR 20/50/70 response rates with existing injectable biologic agents in larger studies typically average 60%/40%/20%, respectively, after 3 to 6 months of therapy.

•                  Two six-month Phase IIb trials are expected to begin in the fourth quarter of 2008.

INCB18424: Psoriasis (topical formulation)

•                  Results from the completed 28-day Phase IIa trial and preliminary results from an ongoing 28-day sub-total inunction trial were presented as a poster at the European Academy of Dermatology and Venereology meeting in September 2008.

•                  Results from these trials demonstrated that topical INCB18424 in mild to moderate psoriasis patients was well tolerated at all doses tested thus far and significantly improved overall total lesion score and each component of the total lesion score (thickness, erythema and scaling).

•                  In addition to the safety and efficacy results, transcriptional profiling data from the sub-total inunction trial demonstrated that topical INCB18424 inhibits two key pathways, Th1 and Th17, which play important roles in the pathogenesis of psoriasis.

•                  A three-month multiple-dose Phase IIb trial involving approximately 300 psoriasis patients with mild to moderate disease is currently underway with results expected in the second half of 2009.

INCB28050: Follow-on compound for inflammation

•                  Results from the single- and multiple-dose Phase I trial in healthy volunteers confirmed that INCB28050 was well tolerated and demonstrated appropriate pharmacokinetic and pharmacodynamic properties to warrant further development.  We intend to begin a Phase IIb trial in RA patients in the first half of 2009.

11beta-HSD1 Inhibitor Program

INCB13739: Type 2 Diabetes

•                  INCB13739 is being studied in a randomized, double-blind, placebo-controlled, dose-ranging Phase IIb clinical trial in patients with type 2 diabetes.  This is a multi-national trial designed to evaluate the safety and efficacy of multiple once-daily dose regimens of INCB13739 when added to failing metformin monotherapy.  The primary endpoint of the trial is the change from baseline to week 12 in hemoglobin A1c.  Top-line results from this trial are expected in mid-2009.

HM74a Agonist Program

INCB19602: Type 2 Diabetes

•                  INCB19602 is being evaluated in a 28-day dose-ranging Phase IIa trial involving 120 type 2 diabetes patients.  This trial is expected to provide top-line proof-of-concept data early next year.

Sheddase Inhibitor Program

INCB7839: Breast Cancer

•                  We continued to enroll breast cancer patients in a Phase II trial in combination with Herceptin(R) with top-line results expected later this year or early in 2009.

Third Quarter Financial Results

Cash Position

As of September 30, 2008, cash, short-term and long-term marketable securities totaled $249.9 million, compared to $257.3 million as of December 31, 2007.

During the nine months ended September 30, 2008, we used $109.1 million in cash and marketable securities. This figure does not include proceeds of $101.7 million, net of the underwriting discount and offering expenses, received from the follow on equity financing completed in the third quarter of 2008.  Cash use guidance of $132 to $142 million for 2008 remains unchanged.

Revenues

Total revenues for the quarter ended September 30, 2008 were $1.1 million as compared to $6.7 million for the same period in 2007. Revenues for the nine months ended September 30, 2008 were $3.0 million, as compared to $24.7 million for the same period in 2007. The decrease was primarily the result of revenues recognized in 2007 under our collaborative research and license agreement with Pfizer.

Net Loss

The net loss for the quarter ended September 30, 2008 was $44.8 million, or $0.48 per share, as compared to $24.5 million, or $0.29 per share, for the same period in 2007.

The net loss for the nine months ended September 30, 2008 was $130.5 million or $1.50 per share, as compared to $65.1 million or $0.77 per share, for the same period in 2007.

The increase in net loss for the quarter and nine-months ended September 30, 2008 from the same periods in 2007 is primarily the result of the growth and advancement of our clinical pipeline.  Included in the net loss for the quarter and the nine months ended September 30, 2008 was $3.9 million and $11.1 million, respectively, of non-cash expense related to the impact of expensing share-based payments, including employee stock options, as compared to $2.6 million and $7.4 million, respectively, for the same periods in 2007.

Operating Expenses

Research and development expenses for the quarter ended September 30, 2008 were $36.9 million as compared to $25.0 million for the same period last year. Research and development expenses for the nine months ended September 30, 2008 were $108.0 million, as compared to $72.3 million for the same period last year. The increase in research and development expenses resulted from the growth and advancement of our clinical pipeline. We expect our research and development expenses to vary from quarter to quarter, primarily due to the timing of our clinical development activities.

Included in the research and development expenses for the quarter and the nine months ended September 30, 2008 was $2.8 million and $8.1 million, respectively, of non-cash expense related to the impact of expensing share-based payments, including employee stock options, as compared to $1.8 million and $5.1 million, respectively, for the same periods in 2007.

Selling, general and administrative expenses for the quarter and the nine months ended September 30, 2008 were $4.0 million and $12.5 million, respectively, as compared to $3.6 million and $10.8 million, respectively, for the same periods in 2007.

Included in the selling, general and administrative expenses for the quarter and the nine months ended September 30, 2008 was $1.1 million and $3.0 million, respectively, of non-cash expense related to the impact of expensing share-based payments, including employee stock options, as compared to $0.8 million and $2.3 million, respectively, for the same periods in 2007.

Interest Income (Expense)

Interest income for the quarter and the nine months ended September 30, 2008 was $1.3 million and $4.7 million, respectively, as compared to $2.9 million and $10.7 million, respectively, for the same periods in 2007.

Interest expense for the quarter and the nine months ended September 30, 2008 was $6.3 million and $18.6 million, respectively, as compared to $6.0 million and $17.9 million, respectively, for the same periods in 2007. Included in interest expense for the quarter and the nine months ended September 30, 2008, was $2.2 million and $6.5 million, respectively, of non-cash charges to amortize the original issue discount of our 3 1/2% Convertible Senior Notes.

Conference Call Information

Incyte will hold its third quarter 2008 financial results conference call this morning at 8:30 a.m. ET Thursday, November 6, 2008. To access the conference call, please dial 877-407-8037 for domestic callers or 201-689-8037 for international callers. When prompted, provide the passcode, which is 300368.

If you are unable to participate, a replay of the conference call, when made available, will be available for thirty days.  The replay dial-in number for the U.S. is 877-660-6853 and dial-in number for international callers is 201-612-7415.  To access the replay you will need the conference account number 278 and the ID number 300368.

The conference call will also be webcast live on CCBN and can be accessed at www.incyte.com under Investor Relations, Events and Webcasts.  When available, the conference call replay can also be accessed at www.incyte.com under Investor Relations, Events and Webcasts.

About Incyte

Incyte Corporation is a Wilmington, Delaware-based drug discovery and development company focused on developing proprietary small molecule drugs to treat serious unmet medical needs. Incyte’s pipeline includes multiple compounds in clinical development for oncology, inflammation and diabetes.  For additional information on Incyte, visit the Company’s web site at www.incyte.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to the broad therapeutic potential of our lead JAK inhibitor, INCB18424, as a treatment for myelofibrosis, rheumatoid arthritis and psoriasis, expectations regarding continuing to strengthen the pipeline and create sustainable value, expectation regarding results from several other clinical programs expected in 2009, including 11beta-HSD1 and HM74A and the potential start of registration trials in myelofibrosis patients, the continued enrollment of patients in a Phase II trial to confirm an optimal dosing regimen and to select the co-primary endpoint to use for the INCB18424 registration trials in myelofibrosis, plans to present results from a Phase II trial of INCB18424 in PV and ET in mid-2009 and expectations regarding trial size of the Phase II trial for INCB18424 in PV and ET, expectations of top-line results later this year, plans to initiate two six-month Phase IIb trials of INCB18424 in RA in the fourth quarter, expectations that results from a three month Phase IIb trial of INCB18424 in mild to moderate psoriatic patients are expected in the second half of 2009, plans to initiate a Phase IIb trial with INCB28050 in RA patients in the first half of 2009,  expectations that a Phase IIb trial in type 2 diabetes for our 11 beta-HSD1 inhibitor INCB13739 will provide top-line results in mid-2009, expectations that a Phase IIa trial in type 2 diabetes for our HM74a agonist INCB19602 will provide top-line proof-of-concept data early next year, the continued enrollment in a Phase II trial with our sheddase inhibitor INCB7839, expectations that top line results for the Phase II trial of INCB7839 will be provided late this year or early in 2009, and financial guidance about expected cash use, are all forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the high degree of risk associated with drug development and clinical trials, the uncertainty of the FDA approval process, results of further research and development, the impact of competition and of technological advances and the ability of Incyte to compete against parties with greater financial or other resources, Incyte’s ability to enroll a sufficient number of patients for its clinical trials, and other risks detailed from time to time in Incyte’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. Incyte disclaims any intent or obligation to update these forward-looking statements.

INCYTE CORPORATION

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Contract revenues	$15	$5,909	$659	$20,916
License and royalty revenues	1,046	781	2,322	3,772

Total revenues	1,061	6,690	2,981	24,688

Costs and expenses:
Research and development	36,949	25,044	108,036	72,251
Selling, general and administrative	4,005	3,587	12,462	10,814
Other expenses	(100)	(566)	(895)	(532)

Total costs and expenses	40,854	28,065	119,603	82,533

Loss from operations	(39,793)	(21,375)	(116,622)	(57,845)
Interest and other income, net	1,253	2,883	4,746	10,663
Interest expense	(6,254)	(6,002)	(18,639)	(17,898)

Net loss	$(44,794)	$(24,494)	$(130,515)	$(65,080)

Basic and diluted net loss per share	$(0.48)	$(0.29)	$(1.50)	$(0.77)

Shares used in computing basic and diluted net loss per share	92,385	84,213	87,286	84,111

INCYTE CORPORATION

Condensed Consolidated Balance Sheet Data

(in thousands)

	September 30, 2008	December 31, 2007

Cash, cash equivalents, and short-term and long-term marketable securities	$249,893	$257,327
Total assets	264,718	275,695
Convertible senior notes	128,714	122,180
Convertible subordinated notes	264,988	264,376
Total stockholders’ deficit	(177,377)	(159,517)